INA P. KAGEL
                                 ATTORNEY AT LAW
                        1801 Century Park East 25th Floor
                              Los Angeles, CA 90067
                            Telephone: (310) 553-9009
                            Facsimile: (310) 553-9693




January 18, 2001

Highland Holdings International, Inc.
5075 Warner Avenue  Suite "B"
Los Angeles, CA  92649

Reference:  Highland Holdings International, Inc.
            Amended Registration Statement on Form S-8

Ladies and Gentlemen:

     Highland Holdings International, Inc. (the "Company") proposes to issue under an AmendedForm S-8 Registration Statement (the "Registration Statement") up to 200,000 additional shares of common Stock (the "Shares") pursuant to the Company's Employee Stock Bonus Plans (the "Plans").

     In rendering the following opinion, I have examined and relied only upon the documents and certificates of officers of the Company as are specifically described below. In my examination, I have assumed the genuineness of all signatures, the authenticity, accuracy and completeness of the documents submitted to me as originals and the conformity with the original documents of all documents submitted to me as copies. My examination was limited to the following documents and no others:

     1. Certificate and Articles of Incorporation of the Company as amended to date;

     2.   By Laws of the Company

     3. Resolutions adopted by the Board of Directors of the Company authorizing the Plan and the issuance of the shares.

     4. The Registration Statement together with all amendments thereto, exhibits filed in connection therewith and incorporated therein by reference and form of prospectus contained therein including all documents incorporated thereto by reference, and

     5.   The Plans

     I have not undertaken, nor do I intend to undertake any independent investigation beyond such documents and records, or to verify the adequacy or accuracy of such documents and records.

     Based upon and subject to the foregoing, it is my opinion that the Shares, subject to the effectiveness of the Registration Statement and compliance with applicable Blue Sky Laws and subject to the proper execution and delivery of stock certificates evidencing the Shares when issued and delivered against payment therefore in accordance with the terms of the Plan, and as set forth in the Registration Statement, will constitute legally issued, fully paid and non assessable shares of common stock of the Company.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement; and to the filing of this opinion in connection with such filings as are applicable as may be necessary to register, qualify or establish eligibility for an exemption from registration or qualification of the Shares under the blue sky laws of any state or other jurisdiction although I express no opinion as to state securities laws herein. In giving this consent I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated there under.

     The opinions set forth herein are based upon the federal laws of the United States of America, and the corporate laws of the State of Delaware all as now in effect. I express no opinion as to whether the laws of any particular jurisdiction apply, and no opinion to the extent that the laws of any jurisdiction other than those identified above are applicable to the subject matter hereof.

     The information set forth herein is as of the date of this letter. I disclaim any undertaking to advise you of changes which may be brought to my attention after the effective date of the Registration Statement.

Sincerely,

/s/ INA P. KAGEL
----------------
INA P. KAGEL